                                                                      EXHIBIT 99

NEWS RELEASE                            Community Bancshares, Inc.
                                        P.O. Box 1000
                                        Blountsville, Alabama 35031

FOR IMMEDIATE RELEASE

Contact: Charles Carr (205) 429-1000

         Blountsville, Alabama, August 4, 2000... The Boards of Directors of Community Bancshares, Inc., and Community Bank have appointed a joint committee to review allegations that Community Bank has been overcharged for construction projects at Albertville and Guntersville, Alabama.

         Merritt Robbins, a Community Bancshares director since 1996, has been named chairman of the joint committee. Employees have been asked to cooperate fully with the investigation. Community Bancshares' Chairman, President and Chief Executive Officer Kennon R. Patterson, Sr., says he welcomes the review of the construction projects and looks forward to a resolution.

         The joint committee has retained Ernst & Young, LLP, an internationally-recognized, independent accounting firm and the renowned corporate law firm of Morris, Nichols, Arsht, & Tunnell of Wilmington, Delaware, in order to assist the joint committee in the conduct of a thorough investigation.

         The allegations relate to expenditures in Community Bank's operating funds related to certain construction projects and do not involve depositors' money. Customers can be assured that their deposits are safe and that Community Bank will continue to offer the same friendly, efficient service that fueled the company's growth from one bank with $38 million in assets to a $697 million holding company.

         Shareholders M. Lewis Benson, Doris E. Benson, and John M. Packard, Jr., all Marshall County residents, filed a lawsuit against Community Bancshares, Community Bank, certain directors and officers of the Company and Community Bank, Morgan City Construction and J&M Materials, two subcontractors who have performed construction work for Community Bank. The plaintiffs purport to bring the suit as a derivative action, alleging that the Boards of Directors and an officer of Community Bank breached their fiduciary duties by, inter alia, knowingly approving and paying fraudulent invoices submitted by the subcontractors, permitting construction work to be performed without written contracts, budgets, performance guarantees, assurances of indemnification or otherwise, permitting corporate waste and allowing excessive fees to be paid to the subcontractors. The complaint further alleges that Kennon R. Patterson, Sr., Chairman, President and Chief Executive Officer of the Company, has improperly benefitted from the payments made by Community

Bank to the subcontractors by receiving discounted services on the construction of his personal residence, and that the directors knew of this arrangement and authorized it.

         Board members take the allegations seriously and believe they should be quickly and thoroughly explored for the sake of the customers of Community Bank and the shareholders of Community Bancshares. Management of Community Bank and Community Bancshares expects that, by hiring highly respected accounting and law firms to independently investigate, the allegations will be objectively analyzed, paving the way for a satisfactory resolution.

         Community Bancshares, Inc., is a bank holding company headquartered in Blountsville, Alabama. Community Bancshares, through its subsidiaries, operates 30 banking offices and 12 finance company offices in Alabama and Tennessee. For more information about Community Bancshares, please consult its public filings at www.sec.gov.